November 11, 2011 05:11 PM Eastern Time

New Concept Energy, Inc. Reports 3rd Quarter 2011 Results

DALLAS--(BUSINESS WIRE)--New Concept Energy, Inc. (AMEX: GBR), ("the Company" or "NCE"), a Dallas-based oil and gas company, today reported a net loss of $57,000 and a net gain of $106,000 for the three and nine months ended September 30, 2011, as compared to a net gain of $188,000 and a net loss of $127,000 for the comparable periods of 2010.

For the three and nine months ended September 30, 2011, the Company recorded oil and gas revenues, net of royalties of $313,000 and $873,000 as compared to $349,000 and $950,000 for the comparable period of 2010. The changes in oil & gas revenue were due to changes in the price of oil and gas in the marketplace.

For the three and nine months ended September 30, 2011, the Company recorded revenues of $690,000 and $2,152,000 from its retirement property compared to $763,000 and $2,217,000 for the comparable periods in 2010. The variances between comparable periods are due to occupancy fluctuations.

For the three and nine months ended September 30, 2011, the Company recorded oil and gas operating expenses of $325,000 and $1,025,000 as compared to $320,000 and $992,000 for the comparable period of 2010. The increase was due to an increase in drilling and related expenses.

For the three and nine months ended September 30, 2011, operating expenses and lease expense at the retirement property were $632,000 and $1,727,000 as compared to $541,000 and $1,707,000 for the comparable periods in 2010.

For the three and nine months ended September 30, 2011, corporate general & administrative expenses were $101,000 and $351,000 as compared to $124,000 and $447,000 for the comparable periods in 2010. The decrease is primarily due to decreased payroll costs.

For the three and nine months ended September 30, 2011, interest income was $121,000 and $360,000 as compared to $122,000 and $375,000 for the comparable periods in 2010.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,	
	2011	2010	2011	2010

Revenue								
Oil and gas operations, net of royalties	$	313	$	349	$	873	$	950
Real estate operations		690		763		2,152		2,217
		1,003		1,112		3,025		3,167
Operating expenses								
Oil and gas operations		325		320		1,025		992
Real estate operations		440		330		1,151		1,023
Lease expense		192		211		576		684
Corporate general and administrative		101		124		351		447
Accretion of asset retirement obligation		32		30		96		90
		1,090		1,015		3,199		3,236
Operating earnings (loss)		(87)		97		(174)		(69)
Other income (expense)								
Interest income		121		122		360		375
Interest expense		(31)		(31)		(93)		(93)
Gain on sale of assets, net		-		-		-		10
Other income (expense), net		(60)		-		13		(350)
Income/(Expense)		30		91		280		(58)
Net income (loss) applicable to common shares	$	(57)	$	188	$	106	$	(127)
Net income (loss) per common share-basic and diluted	$	(0.03)	$	0.10	$	0.05	$	(0.07)
Weighted average common and equivalent shares outstanding - basic		1,947		1,947		1,947		1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)

		September 30, 2011		December 31, 2010
Assets				
Current assets				
Cash and cash equivalents	$	2	$	59

Accounts receivable from oil and gas sales	221	223
Other current assets	15	14
Total current assets	238	296
Note and interest receivable – related party	10,007	10,361
Oil and natural gas properties (full cost accounting method)		
Proved developed and undeveloped oil and gas properties, net of depletion	11,913	11,789
Property and equipment, net of depreciation		
Land, buildings and equipment - oil and gas operations	1,373	1,395
Other	151	156
Total property and equipment	1,524	1,551
Other assets	520	70
Total assets	$ 24,202	$ 24,067

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	September 30, 2011	December 31, 2010
Liabilities and stockholders' equity		
Current liabilities		
Accounts payable - trade	$ 340	$ 83
Accrued expenses	135	156
Total current liabilities	475	239
Long-term debt		
Notes payable	1,390	1,308
Payable - related parties	611	953
Asset retirement obligation	2,669	2,573
Other long-term liabilities	680	723
Total liabilities	5,825	5,796
Stockholders' equity		
Preferred stock, Series B	1	1

Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,935 shares at June 30, 2011 and December 31, 2010	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(40,482)	(40,588)
	18,377	18,271
Total liabilities & equity	$ 24,202	$ 24,067

Contacts

New Concept Energy, Inc.
Gene Bertcher, 972-407-8400

NEW CONCEPT ENERGY

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